                                                           EXHIBIT 2


                               AGREEMENT OF MERGER

      AGREEMENT OF MERGER, dated as of July 25, 1997 (the "Agreement"), between NEXTLEVEL SYSTEMS, INC., a Delaware corporation ("NextLevel Systems"), and NEXTLEVEL SYSTEMS OF DELAWARE, INC., a Delaware corporation ("Systems Delaware"). Systems Delaware and NextLevel Systems are hereinafter sometimes collectively called the "Constituent Corporations."

                                    RECITALS

            WHEREAS, General Instrument Corporation of Delaware, Inc. is the sole stockholder of each of the Constituent Corporations;

            WHEREAS, the Board of Directors, and the sole stockholder, of each of the Constituent Corporations deems it advisable and to the welfare and advantage of such Constituent Corporation and its respective sole stockholder that the Constituent Corporations merge under and pursuant to Section 251 of the General Corporation Law of the State of Delaware (the "DGCL") into a single corporation, and that NextLevel Systems shall be the surviving corporation, and have approved this Agreement and the merger contemplated hereby (the "Merger");

            WHEREAS, the registered office of NextLevel Systems in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company; and the registered office of Systems Delaware in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

            NOW, THEREFORE, the parties to this Agreement, in consideration of the mutual covenants, agreements and provisions hereinafter contained do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:

                                    ARTICLE I

                                   THE MERGER

      SECTION 1.01 The Merger. Upon the terms hereof, and in accordance with the relevant provisions of the DGCL, at the Effective Time (as defined in Section
1.02 hereof), Systems Delaware shall be merged with and into NextLevel Systems. Following the Merger, NextLevel Systems shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence and organization under the laws of the State of Delaware, and the separate existence of Systems Delaware shall thereupon cease.

      SECTION 1.02 Effective Time. The Merger shall be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") in accordance with the DGCL. The Merger shall become effective at the effective time specified in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

      SECTION 1.03 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of NextLevel Systems, as in effect at the Effective Time, shall constitute and continue to be the Certificate of Incorporation of the Surviving Corporation until further amended or changed as provided therein or by law.

      SECTION 1.04 By-laws. At the Effective Time, the By-laws of NextLevel Systems, as in effect at the Effective Time, shall constitute and continue to be the By-laws of the Surviving Corporation until amended or changed as provided therein or by law.

      SECTION 1.05 Directors. The directors of NextLevel Systems at the Effective Time shall be and remain the directors of the Surviving Corporation, and each shall hold office until their respective successors are duly elected and qualified.

      SECTION 1.05 Officers. The officers of NextLevel Systems at the Effective Time shall be and remain the officers of the Surviving Corporation, and each shall hold office until their respective successors are duly elected and qualified.

      SECTION 1.07 Effect of the Merger. The Surviving Corporation shall succeed, without other transfer, to all the rights and property of Systems Delaware and shall be subject to all the debts and liabilities thereof in the same manner as if the Surviving Corporation had itself incurred them. All rights of creditors and all liens put on the property of each of the Constituent Corporations shall be preserved unimpaired.


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      SECTION 1.08 Confirmatory Instruments. If any time after the Effective
Time the Surviving Corporation shall consider or be advised that any instruments of further assurance are desirable in order to evidence the vesting in it of the title of either of the Constituent Corporations to any of the property rights of the Constituent Corporations, the appropriate officers or directors of either of the Constituent Corporations, are hereby authorized to execute, acknowledge and deliver all such instruments of further assurance and to do all other acts or things, either in the name of Systems Delaware or in the name of NextLevel Systems, as may be requisite or desirable to carry out the provisions of this Agreement.

                                   ARTICLE II

                           MANNER OF CONVERTING SHARES

      SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Systems Delaware or NextLevel Systems, each share of capital stock of Systems Delaware shall be converted into 14,731,462 shares of fully paid and non-assessable common stock, par value $.01 per share, of NextLevel Systems. The shares of capital stock of NextLevel Systems outstanding immediately prior to the Effective Time shall continue as shares of capital stock of the Surviving Corporation.

                                   ARTICLE III

                                  MISCELLANEOUS

      SECTION 3.01 Termination of Merger. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned by the Board of Directors of NextLevel Systems at any time prior to the date of filing the Certificate of Merger with the Delaware Secretary of State. This Agreement may be amended by the Boards of Directors of the Constituent Corporations at any time prior to the date of filing the Certificate of Merger with the Delaware Secretary of State.

      SECTION 3.02 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed by an authorized officer, and attested by the Assistant Secretary, thereof as the respective act, deed and agreement of each of said corporations, on this 25th day of July, 1997.

                                   NEXTLEVEL SYSTEMS OF DELAWARE,
                                   INC.


                                   By: /s/ Keith A Zar
                                       -----------------------------------------
                                       Name:  Keith A. Zar
                                       Title: Vice President

ATTEST:


By: /s/ Thomas A. Dumit
    ---------------------------
    Name:  Thomas A. Dumit
    Title: Assistant Secretary
                                   NEXTLEVEL SYSTEMS, INC.


                                   By: /s/ Keith A Zar
                                       -----------------------------------------
                                       Name:  Keith A. Zar
                                       Title: Vice President and General Counsel

ATTEST:


By: /s/ Thomas A. Dumit
    ---------------------------
    Name:  Thomas A. Dumit
    Title: Assistant Secretary


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